NEWS FROM:	EXHIBIT 99.1
GRIFFIN INDUSTRIAL REALTY, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@griffinindustrial.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@griffinindustrial.com

GRIFFIN ANNOUNCES FISCAL 2020 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 8, 2020) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin” or the “Company”) today reported financial results for the three months ended August 31, 2020 (the “2020 third quarter”).

Highlights

●	Operating Income of $1.3 million, a decrease of $0.4 million from the 2019 third quarter
●	Leasing NOI (as defined below) of $7.0 million, a 14.1% increase over the 2019 third quarter
●	Cash Leasing NOI (as defined below) for industrial/warehouse properties of $5.5 million, a 9.3% increase over the 2019 third quarter
●	Stabilized in-service industrial portfolio was 99.7% leased; total industrial portfolio was 94.3% leased
●	Completed three lease renewals with weighted average rent growth on a straight-line basis of 16.5% and weighted average cash rent growth of 3.6%
●	Raised $27.2 million through a private placement of common stock and warrants
●	Signed agreements to purchase additional land for development in the Lehigh Valley and Orlando
●	Subsequent to quarter end, commenced construction on a 103,000 SF industrial/warehouse building in the Lehigh Valley
●	Recently signed two agreements to sell two multi-story office buildings totaling 161,000 square feet for $6.25 million and one office/flex building totaling 40,000 square feet for $1.4 million
●	Released a third quarter earnings supplement simultaneously with this release
●	Griffin to host a Virtual Investor Day on November 11, 2020 and participate in NAREIT’s REITworld Virtual Investor Conference being held November 17-19, 2020.

Results of Operations

Griffin reported total revenue of $9.9 million and $28.8 million for the 2020 third quarter and nine months ended August 31, 2020 (the “2020 nine month period”), respectively, as compared to $8.9 million and $35.3 million for the three months ended August 31, 2019 (the “2019 third quarter”) and nine months ended August 31, 2019 (the “2019 nine month period”), respectively.

Rental revenue increased to $9.6 million and $27.7 million in the 2020 third quarter and 2020 nine month period, respectively, from $8.6 million and $25.5 million in the 2019 third quarter and 2019 nine month period, respectively. Revenue from property sales was $0.3 million and $1.1 million in the 2020 third quarter and 2020 nine month period, respectively, as compared to $0.3 million and $9.8 million in the 2019 third quarter and 2019 nine month period, respectively. Property sales occur periodically and year to year changes in revenue and gains from property sales may not be indicative of any trends in Griffin’s real estate business.

Operating income decreased to $1.3 million and $3.6 million in the 2020 third quarter and 2020 nine month period, respectively, from $1.7 million and $11.5 million in the 2019 third quarter and 2019 nine month period, respectively. The $0.4 million decrease in operating income in the 2020 third quarter, as compared to the 2019 third quarter, principally reflected increases in depreciation and amortization expense and general and administrative expenses (“G&A”), partially offset by increases in “Leasing NOI,” which Griffin defines as rental revenue less operating expenses of rental properties. The $7.8 million decrease in operating income in the 2020 nine month period, as compared to the 2019 nine month period, principally reflected a decrease of $7.0 million from gains on property sales.

“Cash Leasing NOI,” which Griffin defines as Leasing NOI adjusted for noncash rental revenue, including straight-line rents, for the 2020 third quarter and 2020 nine month period were $6.2 and $18.0 million, respectively, as compared to $5.8 million and $16.6 million for the comparable prior year periods.

Leasing NOI and Cash Leasing NOI for Griffin’s industrial/warehouse properties and total portfolio were as follows:

($ in 000s)	For the Three Months Ended			For the Nine Months Ended
	Aug. 31, 2020	Aug. 31, 2019	Increase	Aug. 31, 2020	Aug. 31, 2019	Increase
Industrial/Warehouse:
Leasing NOI	$6,187	$5,312	16.5%	$17,412	$15,693	11.0%
Cash Leasing NOI	$5,497	$5,029	9.3%	$16,015	$14,451	10.8%

Total:
Leasing NOI	$6,980	$6,117	14.1%	$19,782	$17,891	10.6%
Cash Leasing NOI	$6,234	$5,796	7.6%	$17,984	$16,562	8.6%

The increases in Cash Leasing NOI during the 2020 third quarter and 2020 nine month period over the 2019 third quarter and 2019 nine month periods, respectively, principally reflect increases in rental revenue as a result of more space under lease, due mostly to the industrial/warehouse buildings added to Griffin’s portfolio subsequent to August 31, 2019, and to a lesser extent, the initial leasing of first generation space in 6975 Ambassador Drive in the Lehigh Valley and 160 International Drive in Charlotte, and increases in rental rates in Griffin’s other industrial/warehouse properties in fiscal 2020, partially offset by the impact of free rent granted as part of two lease expansion/renewal agreements.

G&A expenses were $2.3 million and $6.8 million for the 2020 third quarter and 2020 nine month period, respectively, compared to $1.7 million and $5.6 million in the 2019 third quarter and 2019 nine month period, respectively. The increase in G&A expenses principally reflects increases in legal and consulting fees associated with Griffin’s efforts to pursue conversion to a real estate investment trust (“REIT”) and its strategic growth initiatives, an increase in expenses related to Griffin’s non-qualified deferred compensation plan and higher stock option expenses.

The change in fair value of financial instruments of $0.4 million for each of the 2020 third quarter and 2020 nine month period reflects changes in the value of the warrant and contingent value rights that were issued as part of the private placement that was completed in the 2020 third quarter.

Griffin reported a net loss for the 2020 third quarter of ($0.6 million) and a basic and diluted net loss per share of ($0.12), as compared to net income of $1.0 million and basic and diluted net income per share of $0.20 for the 2019 third quarter. For the 2020 nine month period, Griffin reported a net loss of ($1.7 million) and a basic and diluted net loss per share of ($0.32), as compared to net income of $6.3 million and basic and diluted net income per share of $1.23 for the 2019 nine month period. The net loss incurred in the 2020 third quarter, as compared to net income in the 2019 third quarter, principally reflected decreases in operating income, increases in interest expense, the expense for the change in fair value of financial instruments in the 2020 third quarter and a lower income tax benefit. The net loss incurred in the 2020 nine month period, as compared to net income in the 2019 nine month period, reflected a lower gain from property sales in the 2020 nine month period, as compared to the 2019 nine month period and the third quarter factors discussed above.

Leasing Activity

During the 2020 third quarter, the Company executed three renewal leases aggregating 83,000 square feet with an average lease term of 6.1 years and weighted average tenant improvement and leasing commission costs per square foot per year of $0.51. The weighted average rent growth on a straight-line basis was 16.5%, and the weighted average rent growth on a cash basis was 3.6%.

During the 2020 nine month period, the Company executed four new leases and six renewal leases aggregating 555,000 square feet with an average lease term of 6.0 years and weighted average tenant improvement and leasing commission costs per square foot per year of $0.78. The weighted average rent growth on a straight-line basis was 16.6%, and the weighted average rent growth on a cash basis was 4.6%.

Dispositions

During 2020 third quarter, the Company disposed of several small parcels of residential land for $0.3 million.

Subsequent to the end of the 2020 third quarter, the Company entered into agreements to sell three office/flex properties for a total of $7.65 million. On September 21, 2020, Griffin entered into an agreement to sell 5 and 7 Waterside Crossing, its two multi-story office buildings, for a purchase price of $6.25 million. On September 28, 2020, Griffin entered into an agreement to sell its office/flex building at 55 Griffin Road South for a purchase price of $1.4 million. The three office properties to be sold represent 47% of Griffin’s total office/flex square footage, or 201,000 square feet, and are currently 41.9% leased. Excluding these potential dispositions, Griffin’s remaining office/flex portfolio contains 232,000 square feet that was 84.5% leased as of August 31, 2020. The closing of these sales is subject to the satisfactory completion of due diligence. There is no guarantee that the sales as contemplated under the agreements will be completed under their current terms, or at all.

Land Acquisitions

During the 2020 third quarter, the Company entered into separate agreements to purchase a total of 37 acres of land for industrial development in the Lehigh Valley and Orlando for a total purchase price of $9.4 million. After completion of its diligence and closing on the parcels, Griffin plans to develop one industrial building of 210,000 square feet in the Lehigh Valley and two industrial buildings totaling 195,000 square feet in Orlando.

The purchase agreements are subject to significant contingencies, including Griffin obtaining all governmental approvals for its planned industrial developments on the land parcels that would be acquired. There is no guarantee that the land acquisitions as contemplated under the agreements will be completed under their current terms, or at all.

Development Activity

Subsequent to the end of the 2020 third quarter, the Company commenced construction on a 103,000 square foot industrial/warehouse building in the Lehigh Valley (Chapmans Road) on land acquired in fiscal 2019. Completion of this project is estimated in the third calendar year quarter of 2021.

Liquidity

As of August 31, 2020, the Company maintained $62.3 million of liquidity that reflects $27.8 million of cash and cash equivalents, as well as capacity under its revolving credit facilities. As of August 31, 2020, there were no borrowings outstanding under the credit facilities.

On August 24, 2020, the Company raised cash of $27.2 million through a private placement involving the sale of 504,590 shares of common stock, par value $0.01 per share (the “Common Stock”) at $50.00 per share and the issuance of a warrant (the “Warrant”) to acquire an additional 504,590 shares of Common Stock with an exercise price of $60.00 at a purchase price of $4.00 per warrant share. The Warrant is classified as a derivative liability on Griffin’s consolidated balance sheet. The Warrant was initially recorded at fair value and will be reported at fair value at each subsequent reporting date.

REIT Conversion

On May 7, 2020, at Griffin’s 2020 Annual Meeting of Stockholders, amendments to Griffin’s bylaws and Griffin’s reincorporation from Delaware to Maryland were approved by Griffin’s stockholders, essentially enabling Griffin to continue to pursue its anticipated conversion to a REIT. As such, Griffin intends to elect REIT status for federal income tax purposes commencing with the taxable year beginning January 1, 2021.

Portfolio

As of August 31, 2020, Griffin owned 30 industrial/warehouse properties containing an aggregate of 4,206,000 rentable square feet that was 94.3% leased (99.7% leased for stabilized properties) with a weighted average remaining lease term of 4.5 years. The Company also owns 12 office/flex properties containing an aggregate of 433,000 square feet that was 64.7% leased as of August 31, 2020, in addition to 3,452 acres of undeveloped land.

Rent Collection / COVID-19 Impact

During the 2020 third quarter, COVID-19 did not have a material impact on Griffin’s rent collections. Griffin collected 99.9% of rent during each month in the 2020 third quarter, inclusive of rent relief. Griffin entered into agreements with two tenants that granted rent relief aggregating 0.5% of Griffin’s anticipated total annual rental revenue for the fiscal year ending November 30, 2020. The much larger of these two tenants is a subsidiary of a Fortune 500 company and the rent relief was granted as part of an early 5-year renewal of that tenant’s lease that was executed subsequent to August 31, 2020. Griffin did not receive any new requests for rent relief from April 30, 2020 through the end of the 2020 third quarter, and none of the requests received prior to April 30, 2020 remain outstanding.

Subsequent to the end of the 2020 third quarter, one tenant that leases 59,000 square feet in one of Griffin’s industrial/warehouse buildings in Connecticut requested rent relief under its lease that expires on December 31, 2020. The tenant has paid all rent through September 30, 2020 and Griffin has not determined if it will grant any rent relief in connection with such request. The lease for 59,000 square feet will not be renewed, as Griffin previously entered into a lease agreement with the adjoining tenant in the same building, whereby the adjoining tenant has agreed to expand into that space after December 31, 2020.

Third Quarter Webcast and Earnings Supplement

Griffin is hosting a pre-recorded webcast that will be available starting tomorrow, October 9, 2020 at 8:00 A.M. Eastern Time, to discuss its third quarter operating results. All investors and other interested parties are invited to the listen-only webcast which can be accessed via the Investor Relations section of Griffin’s website at griffinindustrial.com/investors or by logging on at https://services.choruscall.com/links/grif201009.html. The webcast will be available through January 9, 2021.

A copy of the Company's supplemental information is available through the Investor Relations section of the Company's website.

About Griffin

Griffin Industrial Realty Inc. (“Griffin”) is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties. Griffin currently owns 42 buildings totaling approximately 4.6 million square feet (approximately 4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include Griffin’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the outcome of discussions regarding rent relief with certain tenants, Griffin’s anticipated conversion to a REIT, completion of contemplated acquisition and sale agreements and construction and development plans. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2019 and the “Risk Factors” section in Griffin’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2020. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

1 Leasing NOI is not a financial measure in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities. However, it should not be considered as an alternative to operating income as a measures of operating results in accordance with U.S. GAAP.

2 Cash Leasing NOI is not a financial measure in conformity with U.S. GAAP. It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities. However, it should not be considered as an alternative to operating income as a measures of operating results in accordance with U.S. GAAP.

3 “Stabilized” properties reflects in-Service properties / buildings that have either (a) reached 90.0% leased or (b) exceeded 12 months since their development completion or acquisition date, whichever is earlier. Stabilized properties exclude 160 and 180 International Drive in the Charlotte, North Carolina area that were completed in the 2019 fourth quarter and were 37.1% leased as of August 31, 2020 and 170 Sunport Lane, which was acquired in the 2020 second quarter and was 25.9% leased as of August 31, 2020.

4 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods. The change in rental rate calculations excludes leases for first generation space on properties acquired or developed by Griffin.

GRIFFIN INDUSTRIAL REALTY, INC.

Consolidated Statements of Operations

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Aug. 31, 2020	Aug. 31, 2019	Aug. 31, 2020	Aug. 31, 2019
Rental revenue	$9,575	$8,600	$27,703	$25,458
Revenue from property sales [5]	288	302	1,139	9,828
Total revenue	9,863	8,902	28,842	35,286

Operating expenses of rental properties	2,595	2,483	7,921	7,567
Depreciation and amortization expense	3,594	2,925	10,188	8,806
General and administrative expenses	2,290	1,668	6,785	5,567
Costs related to property sales	129	176	314	1,999
Total expenses	8,608	7,252	25,208	23,939

Gain on insurance recovery [6]	—	—	—	126
Operating income	1,255	1,650	3,634	11,473

Interest expense [7]	(1,776)	(1,508)	(5,467)	(4,776)
Change in fair value of financial instruments [8]	(414)	—	(414)	—
Investment income	3	61	31	242
(Loss) income before income tax benefit (provision)	(932)	203	(2,216)	6,939
Income tax benefit (provision)	291	814	562	(689)
Net (loss) income	$(641)	$1,017	$(1,654)	$6,250

Basic net (loss) income per common share	$(0.12)	$0.20	$(0.32)	$1.23

Diluted net (loss) income per common share	$(0.12)	$0.20	$(0.32)	$1.23

Weighted average common shares outstanding for computation of basic per share results	5,179	5,073	5,126	5,068

Weighted average common shares outstanding for computation of diluted per share results	5,179	5,113	5,126	5,102

GRIFFIN INDUSTRIAL REALTY, INC.

Non-GAAP Reconciliations – Leasing NOI and Cash Leasing NOI

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Aug. 31, 2020	Aug. 31, 2019	Aug. 31, 2020	Aug. 31, 2019
Net (loss) income	$ (641)	$ 1,017	$ (1,654)	$ 6,250
Income tax benefit (provision)	291	814	562	(689)
Pretax (loss) income	(932)	203	(2,216)	6,939
Exclude:
Investment income	(3)	(61)	(31)	(242)
Change in fair value of financial instruments	414	-	414	-
Interest expense	1,776	1,508	5,467	4,776
Operating income	1,255	1,650	3,634	11,473
Exclude:
Gain on insurance recovery	-	-	-	(126)
Costs related to property sales	129	176	314	1,999
Depreciation and amortization expense	3,594	2,925	10,188	8,806
General and administrative expenses	2,290	1,668	6,785	5,567
Revenue from property sales	(288)	(302)	(1,139)	(9,828)
Leasing NOI	6,980	6,117	19,782	17,891
Noncash rental revenue including straight-line rents	(746)	(321)	(1,798)	(1,329)
Cash Leasing NOI	$ 6,234	$ 5,796	$ 17,984	$ 16,562

Leasing NOI	$ 6,980	$ 6,117	$ 19,782	$ 17,891
Exclude:
Rental revenue from non-industrial/warehouse properties	(1,581)	(1,638)	(4,667)	(4,649)
Operating expenses of non-industrial/warehouse properties	788	833	2,297	2,451
Leasing NOI of industrial/warehouse properties	6,187	5,312	17,412	15,693
Noncash rental revenue including straight-line rents of industrial/warehouse properties	(690)	(283)	(1,397)	(1,242)
Cash Leasing NOI for industrial/warehouse properties	$ 5,497	$ 5,029	$ 16,015	$ 14,451

5 Revenue from property sales in the nine months ended August 31, 2019 included $7,700 from the sale of 280 acres of undeveloped land in Simsbury, Connecticut.

6 Reflects the settlement of an insurance claim for storm damage to Griffin’s nursery farm in Quincy, Florida that had been leased to a nursery operator. The lease terminated in fiscal 2018 upon the bankruptcy filing of the former tenant.

7 Interest expense is primarily for mortgages on Griffin’s rental properties.

8 Reflects changes in fair value of the common stock warrants and contingent value rights that were issued along with common stock in a private placement transaction completed on August 24, 2020.